Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Record Revenues and Pre-Tax Income in Fiscal 2021 Third Quarter, Declares Special Dividend, Authorizes Stock Repurchase Program and Again Raises Annual Guidance

  Generates $95.1 million in total revenues, an increase of 27.4% compared to the fiscal 2020 third quarter and 35.2% compared to the fiscal 2019 third quarter
  Declares special dividend and authorizes stock repurchase program
  Gross profit margin is 52.1% compared to 46.6% in the fiscal 2020 third quarter and 39.4% in the fiscal 2019 third quarter
  Delivers pre-tax income of $7.9 million, reaching the highest in the Company’s history for its third quarter, an improvement of $6.2 million compared to the fiscal 2020 third quarter and $15.6 million compared to the fiscal 2019 third quarter
  Increases fiscal 2021 annual guidance for total revenues and EBITDA

ST. LOUIS--(BUSINESS WIRE)--December 1, 2021--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the third quarter and nine months ended October 30, 2021. The Company noted that its historically best third quarter profit results under its current fiscal calendar followed a record performance in the fiscal 2021 first half leading to the Company’s strongest first nine-month performance on the precipice of the celebration of the Company’s 25th year.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We are pleased to report our third consecutive quarter of record-setting profit for Build-A-Bear Workshop along with strong growth in total revenues compared to both the fiscal 2020 and 2019 periods with the positive business momentum continuing into the start of the current fourth quarter. It is our belief that this trend is largely reflective of the successful execution of our strategy along with our ability to adapt to ongoing external volatility. We firmly believe our results reflect the progress we have made in our key initiatives allowing us to capitalize on increased demand with enhanced marketing programs and omnichannel capabilities while also having acknowledged the potential positive impact from pandemic related factors such as pent-up consumer activity and government stimulus.

“The combination of our strong year-to-date results and current business performance gives us confidence to once again increase our guidance regarding total revenues and EBITDA for fiscal 2021. We believe that our strategic actions have enabled us to fundamentally evolve our company to deliver continued profitability while recognizing that the external environment remains volatile due to ongoing pandemic concerns, higher costs and supply chain disruptions,” concluded Ms. John.

Third Quarter Fiscal 2021 Results: (13 weeks ended October 30, 2021, compared to the 13 weeks ended October 31, 2020):

  Total revenues were $95.1 million, an increase of 27.4% from $74.7 million in the fiscal 2020 third quarter, and a 35.2% increase from $70.4 million in the fiscal 2019 third quarter;
    Net retail sales were $91.6 million, a 26.5% increase compared to $72.4 million in the fiscal 2020 third quarter and a 37.5% increase compared to $66.6 million in the fiscal 2019 third quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) increased 5.7% compared to the fiscal 2020 third quarter representing a penetration of nearly 20% of net retail sales. E-commerce demand increased 187.1% compared to the fiscal 2019 third quarter; and
    Commercial and international franchise revenues were $3.6 million compared to $2.3 million in the fiscal 2020 third quarter and $3.8 million in the fiscal 2019 third quarter;
  Gross profit margin was 52.1%, compared to 46.6% in the fiscal 2020 third quarter and 39.4% in the fiscal 2019 third quarter. Gross profit margin expanded by 550 basis points compared to the fiscal 2020 third quarter and 1,270 basis points versus the fiscal 2019 third quarter. Gross profit margin expansion in the 2021 third quarter reflected increased leverage on fixed occupancy expense, and to a lesser extent, expansion in merchandise margin;
  Selling, general and administrative (“SG&A”) expenses were $41.7 million, or 43.8% of total revenues, compared to $33.1 million, or 44.3% of total revenues in the fiscal 2020 third quarter and $35.4 million, or 50.3% of total revenues in the fiscal 2019 third quarter. The increase in SG&A expenses as compared to the fiscal 2020 third quarter was driven by higher labor costs given the lifting of capacity restrictions and expanded operating hours in stores. In addition, the Company recorded full corporate salaries in 2021 while the prior year included temporary wage reductions as part of its pandemic-related cost containment initiatives. In addition, the change in SG&A reflects an increase in variable costs driven by sales growth initiatives inclusive of higher marketing spend and performance incentive programs;
  Pre-tax income was $7.9 million, an improvement of $6.2 million compared to pre-tax income of $1.7 million in the fiscal 2020 third quarter, and an improvement of $15.6 million compared to pre-tax loss of ($7.7) million in the fiscal 2019 third quarter;
  Adjusted pre-tax income was $8.1 million compared to adjusted pre-tax income of $1.7 million in the fiscal 2020 third quarter and adjusted pre-tax loss of ($8.5) million in the fiscal 2019 third quarter;
  Income tax expense was $2.0 million in the fiscal 2021 third quarter compared to less than $100,000 of income tax expense in the fiscal 2020 third quarter and an income tax benefit of $1.8 million in the fiscal 2019 third quarter;
  Net income was $5.9 million, or $0.36 per diluted share, compared to net income of $1.7 million, or $0.11 per diluted share, in the fiscal 2020 third quarter and net loss of ($5.9) million, or ($0.40) per diluted share, in the fiscal 2019 third quarter;
  Adjusted net income was $6.1 million, or $0.38 per diluted share, compared to adjusted net income of $1.7 million, or $0.11 per diluted share in the fiscal 2020 third quarter and adjusted net loss of ($6.5) million, or ($0.44) per diluted share in the fiscal 2019 third quarter; and
  Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $11.1 million, an increase of $6.2 million from the fiscal 2020 third quarter and an increase of $16.0 million from the fiscal 2019 third quarter.

Nine-Month Highlights (39 weeks ended October 30, 2021, compared to the 39 weeks ended October 31, 2020):

  Total revenues were $281.6 million, an increase of 74.2% compared to $161.7 million in the first nine months of fiscal 2020 and an increase of 20.3% from $234.0 million in the first nine months of 2019;
    Consolidated net retail sales were $272.1 million, an increase of 72.9% compared to $157.4 million in the first nine months of fiscal 2020 and an increase of 22.1% compared to $222.8 million in the first nine months of fiscal 2019;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) increased 11.5% compared to the first nine months of fiscal 2020, representing a penetration of nearly 20% of net retail sales. E-commerce demand increased 186.7% compared to the first nine months of fiscal 2019;
  Pre-tax income was $30.6 million compared to pre-tax loss of ($31.0) million in the first nine months of fiscal 2020 and pre-tax loss of ($6.0) million in the first nine months of fiscal 2019;
  Income tax expense was $7.4 million compared to $2.5 million of income tax expense in the first nine months of fiscal 2020 and an income tax benefit of $0.1 million in the first nine months of 2019;
  Net income was $23.1 million, or $1.44 per diluted share compared to net loss of ($33.5) million, or ($2.24) per diluted share in the first nine months of fiscal 2020 and net loss of ($5.9) million, or ($0.40) per diluted share, in the first nine months of fiscal 2019;
  Adjusted net income was $22.5 million, or $1.40 per diluted share, compared to adjusted net loss of ($23.0) million or ($1.54) per diluted share in the first nine months of fiscal 2020, and compared to adjusted net loss of ($6.0) million or ($0.41) per diluted share for the first nine months of fiscal 2019; and
  Adjusted EBITDA was $39.1 million, an increase of $52.2 million from adjusted EBITDA of ($13.1) million in the first nine months of fiscal 2020 and an increase of $34.8 million from adjusted EBITDA of $4.3 million in the first nine months of 2019.

Store Activity:

As of October 30, 2021, the Company had 349 corporately-managed stores. The Company maintains a high level of lease optionality with over 75% of its corporately-managed stores having a lease event within the next three years.

The Company noted that its third-party retail model was showing a return to stability as locations associated with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts were mostly reopened. Separately, international franchise locations continued to be negatively impacted by COVID and experienced closures or operated under restrictions for a portion of the 2021 third quarter.

Balance Sheet:

At the end of the fiscal 2021 third quarter, the Company had cash, cash equivalents, and restricted cash totaling $48.5 million compared to $25.8 million at the end of the fiscal 2020 third quarter. Inventory at quarter end was $61.9 million, compared to $51.5 million at the end of the fiscal 2020 third quarter.

In the fiscal 2021 third quarter, capital expenditures totaled $3.1 million compared to $0.7 million in the fiscal 2020 third quarter.

Subsequent Events:

As announced yesterday, the Company’s Board of Directors has declared a special cash dividend of $1.25 per share and authorized a share repurchase program of up to $25 million effective through November 30, 2023. The dividend will be paid on December 27, 2021, to all stockholders of record as of December 10, 2021.

Build-A-Bear Workshop President and Chief Executive Officer Sharon Price John commented, “The action taken by our Board reflects their confidence in our strategy to drive sustained profitable growth as well as our demonstrated ability to generate free cash flow. While we plan to support our business with strategic investments designed to drive further expansion, we believe it is an opportune time to return a portion of the value that we have created directly to our shareholders especially given our ongoing strong business trends.”

Outlook:

The Company believes its business performance has it positioned to exceed the expectations it previously issued with its second quarter earnings. The Company currently expects:

  Total revenues in fiscal 2021 to be in the range of $390 to $400 million which represents an increase from its previous guidance for fiscal 2021 of total revenues in the range of $375 to $385 million;
  EBITDA in fiscal 2021 to be in the range of $55 million to $60 million, an increase from the Company’s previous expectation for EBITDA in the range of $45 to $50 million; and
  The Company currently expects capital expenditures to be approximately $8 to 10 million and depreciation and amortization to be in the range of $12 to $13 million in fiscal 2021.

The Company notes that its updated guidance assumes no additional material COVID impact either in its supply chain or store operations.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic EBIT, income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call and Webcast:

Build-A-Bear will host a live conference call which can be accessed at (201) 493-6780 with access code Build-A-Bear at 9 a.m. ET today. The call will be broadcast simultaneously over the internet through the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on December 8, 2021. The telephone replay is available by calling (844) 512-2921. The access code is: 13724774.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the new “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $255.3 million in fiscal 2020. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2021 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 30,	% of Total	October 31,	% of Total
	2021	Revenues (1)	2020	Revenues (1)
Revenues:
Net retail sales	$91,551	96.2	$72,368	96.9
Commercial revenue	2,749	2.9	1,858	2.5
International franchising	839	0.9	447	0.6
Total revenues	95,139	100.0	74,673	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	43,918	48.0	38,715	53.5
Store asset impairment	—	0.0	162	0.2
Cost of merchandise sold - commercial (1)	1,060	38.6	782	42.1
Cost of merchandise sold - international franchising (1)	547	65.2	251	56.2
Total cost of merchandise sold	45,525	47.9	39,910	53.4
Consolidated gross profit	49,614	52.1	34,763	46.6

Selling, general and administrative expense	41,709	43.8	33,091	44.3
Interest expense (income), net	(2)	(0.0)	2	0.0
Income before income taxes	7,907	8.3	1,670	2.2
Income tax expense	1,984	2.1	10	0.0
Net income	$5,923	6.2	$1,660	2.2

Income per common share:
Basic	$0.38		$0.11
Diluted	$0.36		$0.11
Shares used in computing common per share amounts:
Basic	15,578,389		14,999,786
Diluted	16,236,901		15,220,432
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 30,	% of Total	October 31,	% of Total
	2021	Revenues (1)	2020	Revenues (1)
Revenues:
Net retail sales	$272,052	96.6	$157,354	97.3
Commercial revenue	7,804	2.8	3,056	1.9
International franchising	1,704	0.6	1,240	0.8
Total revenues	281,560	100.0	161,650	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	128,688	47.3	102,300	65.0
Store asset impairment (2)	—	0.0	7,044	4.5
Cost of merchandise sold - commercial (1)	3,250	41.6	1,309	42.8
Cost of merchandise sold - international franchising (1)	1,180	69.2	636	51.3
Total cost of merchandise sold	133,118	47.3	111,289	68.8
Consolidated gross profit	148,442	52.7	50,361	31.2

Selling, general and administrative expense	117,870	41.9	81,332	50.3
Interest expense, net	11	0.0	6	0.0
Income (loss) before income taxes	30,561	10.9	(30,977)	(19.2)
Income tax expense	7,423	2.6	2,476	1.5
Net income (loss)	$23,138	8.2	$(33,453)	(20.7)

Income (loss) per common share:
Basic	$1.51		$(2.24)
Diluted	$1.44		$(2.24)
Shares used in computing common per share amounts:
Basic	15,345,420		14,923,304
Diluted	16,042,947		14,923,304
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

(2)	Due to the charges primarily in the 39 weeks ended October 31, 2020, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 30,	January 30,	October 31,
	2021	2021	2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$48,501	$34,840	$25,809
Inventories, net	61,912	46,947	51,501
Receivables, net	12,788	8,295	7,950
Prepaid expenses and other current assets	11,186	10,111	5,427
Total current assets	134,387	100,193	90,687

Operating lease right-of-use asset	86,888	104,825	109,757
Property and equipment, net	48,221	52,973	55,421
Other assets, net	2,502	3,381	3,572
Total Assets	$271,998	$261,372	$259,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,830	$17,901	$14,527
Accrued expenses	20,378	17,551	19,856
Operating lease liability short term	26,815	32,402	35,489
Gift cards and customer deposits	18,197	19,029	19,070
Deferred revenue and other	2,690	2,445	2,364
Total current liabilities	93,910	89,328	91,306

Operating lease liability long term	82,700	101,462	107,653
Deferred franchise revenue	791	920	866
Other liabilities	1,533	2,354	2,913

Stockholders' equity:
Common stock, par value $0.01 per share	163	159	160
Additional paid-in capital	75,316	72,822	72,344
Accumulated other comprehensive loss	(12,495)	(12,615)	(12,277)
Retained earnings/(deficit)	30,080	6,942	(3,528)
Total stockholders' equity	93,064	67,308	56,699
Total Liabilities and Stockholders' Equity	$271,998	$261,372	$259,437

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	39 Weeks	39 Weeks
		Ended	Ended	Ended	Ended
		October 30,	October 31,	October 30,	October 31,
		2021	2020	2021	2020

Other financial data:

	Retail gross margin ($) (1)	$47,633	$33,653	$143,364	$55,054
	Retail gross margin (%) (1)	52.1%	46.5%	52.7%	35.0%
	Capital expenditures (2)	$3,091	$651	$4,644	$4,029
	Depreciation and amortization	$3,033	$3,194	$9,152	$9,905

Store data (3):
	Number of corporately-managed retail locations at end of period
	North America			305	306
	Europe			44	51
	Asia			—	1
	Total corporately-managed retail locations			349	358

	Number of franchised stores at end of period			73	77

	Corporately-managed store square footage at end of period (4)
	North America			713,959	712,387
	Europe			65,387	76,173
	Asia			—	1,750
	Total square footage			779,346	790,310

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	13 Weeks	39 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended	Ended	Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
Income (loss) before income taxes (pre-tax)	$7,907	$1,670	$(7,694)	$30,561	$(30,977)	$(6,027)
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	-	-	-	(852)	-	-
COVID-19 activity (2)	37	54	-	83	112	-
Impairment and bad debt (3)	(23)	78	-	89	7,628	(456)
Foreign exchange (gains) losses (4)	171	(68)	(785)	23	197	332
Adjusted income (loss) before income taxes (adjusted pre-tax)	8,092	1,734	(8,479)	29,904	(23,040)	(6,151)

Income tax (expense) benefit	(1,984)	(10)	1,821	(7,423)	(2,476)	126
Tax adjustments:
Income tax impact: adjustments (5)	-	-	165	-	-	26
Income tax impact: CARES Act (6)	-	-	-	-	(773)	-
Valuation allowance (7)	-	-	-	-	3,272	-
Adjusted income tax (expense) benefit	(1,984)	(10)	1,986	(7,423)	23	152

Net income (loss)	5,923	1,660	(5,873)	23,138	(33,453)	(5,901)
Adjustments	185	64	(620)	(657)	10,436	(98)
Adjusted net income (loss)	$6,108	$1,724	$(6,493)	$22,481	$(23,017)	$(5,999)

Net income (loss) per diluted share (EPS)	$0.36	$0.11	$(0.40)	$1.44	$(2.24)	$(0.40)

Adjusted net income (loss) per diluted share (adjusted EPS)	$0.38	$0.11	$(0.44)	$1.40	$(1.54)	$(0.41)

(1)

Represents the business and restart grants received from the United Kingdom government for business in the retail, hospitality and leisure sectors as a result of government mandated lockdowns in early fiscal 2021. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID-19 pandemic and to resume business when restrictions were eased.

(2)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(3)

Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense or recoveries in the 13 and 39 weeks ending October 30, 2021 and October 31, 2020, and the 39 weeks ending November 2, 2019

(4)

Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.

(5)

As a result of the Company's full, global valuation allowance, the Company cannot realize an income tax benefit on these adjustments for the third quarter and year-to-date periods ending October 30, 2021 and October 31, 2020.

(6)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occurring in the first quarter of fiscal 2020
(7)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020.

Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	13 Weeks
	Ended	Ended	Ended
	October 30,	October 31,	November 2,
	2021	2020	2019
Income (loss) before income taxes (pre-tax)	$7,907	$1,670	$(7,694)
Interest (income)/expense, net	(2)	2	8
Depreciation and amortization expense	3,033	3,194	3,561
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$10,938	$4,866	$(4,125)
Adjustments	185	64	(785)
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (adjusted EBITDA)	$11,123	$4,930	$(4,910)

	39 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended
	October 30,	October 31,	November 2,
	2021	2020	2019
Income (loss) before income taxes (pre-tax)	$30,561	$(30,977)	$(6,027)
Interest expense, net	11	6	21
Depreciation and amortization expense	9,152	9,905	10,359
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$39,724	$(21,066)	$4,353
Adjustments	(657)	7,937	(124)
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (adjusted EBITDA)	$39,067	$(13,129)	$4,229

Reconciliation of GAAP to Non-GAAP figures
(dollars in millions)

	Forecasted	Actuals
	2021	2019
Income before income taxes (pre-tax)	$42 - $46	$1.6
Interest expense, net	-	-
Earnings before interest and taxes (EBIT)	$42 - $46	$1.6

Depreciation and amortization expense	13 - 14	13.7
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$55 - $60	$15.3

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com